Niagen Bioscience, Inc. Reports First Quarter 2025 Financial Results and Increases Outlook
Total net sales of $30.5 million, up $8.3 million or 38% year-over-year, gross margin of 63.4%, net income of $5.1 million and Adjusted EBITDA of $4.9 million for the three months ended March 31, 2025 and increased full year 2025 outlook.

LOS ANGELES, CA - May 7, 2025 - Niagen Bioscience, Inc. (NASDAQ:NAGE) today announced financial results for the first quarter of 2025.

First Quarter 2025 Financial and Recent Operational Highlights
•Total net sales were $30.5 million, with $21.5 million from Tru Niagen®, up 38%, and 24%, respectively, from the prior year quarter.
•Total Niagen® ingredient sales, including food-grade and pharmaceutical-grade, reached $8.0 million, up 95% YoY.
•Delivered strong gross margin of 63.4%, up 270 basis points from the prior year quarter.
•Sales and marketing expense as a percentage of net sales was 26.6%, an improvement of 380 basis points, compared to 30.4% from the prior year quarter.
•Delivered net income of $5.1 million or $0.07 earnings per share, an improvement of $5.6 million and $0.08 per share from the prior year quarter.
•Adjusted EBITDA, a non-GAAP measure, was $4.9 million, a $4.2 million improvement from the prior year quarter.
•Total cash provided by operations of $7.9 million, ending the quarter with $55.6 million in cash.
•Increased full year 2025 outlook: Net sales growth expected between 20%–25% (previously approximately 18%), reflecting continued strength in the expanding NAD+ market. Adjusted general and administrative expenses now expected to increase $7.0–$8.0 million (previously $5.0–$6.0 million), primarily due to revised share-based compensation estimates. Full year 2025 outlook continues to project profitability.
•The Company announced its corporate name change to Niagen Bioscience, Inc. and commenced trading under the new Nasdaq ticker “NAGE,” effective March 19, 2025. This rebrand reflects the Company’s legacy and leadership in healthy aging through its flagship ingredient, Niagen®, reinforcing its renewed mission: “There’s a better way to age.”
•On March 20, 2025, the Company expanded its NAD+ precursor intellectual property portfolio with a newly granted patent which covers the composition of matter for nicotinamide riboside (NR) salt forms, including NR Malate and NR Tartrate, and other NR derivatives. This is part of a family of patents also covering methods of making NR and related derivatives, some of the most efficient NAD+ precursors, which Niagen Bioscience has obtained through an exclusive license from Queen’s University Belfast.
“We are proud to start the year with another record quarter, delivering $30.5 million in net sales, a 38% year-over-year growth fueled by both Tru Niagen® and strong Niagen® ingredient demand, a 63.4% gross margin, and $5.1 million in net income,” said Niagen Bioscience CEO Rob Fried. “With strong momentum heading into 2025, and with the launch of our new brand identity and expansion of our NAD+ precursor patent portfolio, we are reinforcing a powerful foundation for the future of healthy aging and are energized by the market’s growing trust in Niagen.”

Results of operations for the three months ended March 31, 2025 compared to the prior year quarter

Net Sales for Niagen Bioscience increased 38%, or $8.3 million, to $30.5 million. The growth in net sales was driven by combined growth in Tru Niagen sales and Niagen® ingredient sales, including a significant increase in food-grade Niagen® sales and the ramp-up of pharmaceutical-grade Niagen® sales, which were not sold in the prior year quarter.
Gross Margin improved 270 basis points to 63.4% primarily due to changes in product mix and business mix as well as improvements in labor and overhead utilization rates with higher sales.
Operating Expense increased 3%, or $0.4 million, to $14.6 million.
•Selling and marketing expense increased $1.4 million, and improved 380 basis points as a percentage of net sales to 26.6% of net sales, reflecting greater efficiencies from the increased investments which were primarily in advertising and marketing to support brand growth in our consumer products segment.
•General and administrative expense decreased 3%, or $0.2 million, driven by a $1.3 million recovery of credit losses related to a legal settlement, largely offset by increases in professional, consulting service and employee related expenses.
•Research and development expenses decreased $0.8 million, normalizing to historical levels compared to the prior year quarter, when spending was elevated to support the successful launch of the Niagen Plus product line, including work on pharmaceutical-grade Niagen®.
Net Income was $5.1 million, or $0.07 per share, compared to a net loss of $0.5 million or $(0.01) per share for the first quarter of 2024.
Adjusted EBITDA, a non-GAAP measure, was $4.9 million, up from $0.7 million for the first quarter of 2024. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of non-GAAP Adjusted EBITDA to net loss, the most directly comparable GAAP measure.
Cash Flows from Operating Activities had a net cash inflow of $7.9 million for the three months ended March 31, 2025 compared to $0.3 million in the prior year. The approximately $7.6 million increase in cash provided by operating activities was primarily driven by improvements in net income (loss), relatively higher collections on trade receivables, and a relative increase in accounts payable. These increases were partially offset by a decrease in credit loss expense due to a recovery of previously written-off amounts and higher inventory purchases associated with scaling our inventory reserves.

2025 Full Year Outlook

Looking forward, for the full year, the Company expects between 20% to 25% year-over-year revenue growth. This outlook reflects anticipated continued expansion of the Company’s e-commerce business, growth through established partnerships, and increased revenue from the pharmaceutical-grade Niagen® ingredient business. Gross margin is expected to improve slightly year-over-year, driven by ongoing supply chain optimization efforts, cost savings initiatives, and overall business scale. Selling and marketing expenses are projected to increase in absolute dollars but decrease as a percentage of net sales, as the Company continues to make strategic investments to enhance brand awareness and support its various business channels while improving marketing efficiencies. The Company also remains committed to maintaining a steady investment in research and development throughout 2025 to drive future innovation. General and administrative expenses are expected to increase by approximately $7.0 to $8.0 million, primarily due to share-based compensation and investments in business growth and the absence of a $3.5 million royalty expense reversal that occurred in 2024.

Investor Conference Call
A live webcast will be held Wednesday, May 7, 2025 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss Niagen Bioscience’s first-quarter financial results and provide a general business update.
To listen to the webcast, or to view the earnings press release and its accompanying financial exhibits, please visit the Investors Relations section of Niagen Bioscience’s website at https://investors.niagenbioscience.com. The toll-free dial-in information for this call is 1-888-596-4144 with Conference ID: 8584242.
The webcast will be recorded, and will be available for replay via the website from 7:30 p.m. Eastern time on May 7, 2025 through 11:59 p.m. Eastern time on May 14, 2025. The replay of the call can also be accessed by dialing 1-800-770-2030, using the Replay ID: 8584242.
Important Note on Forward Looking Statements:
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects,” “anticipates,” “intends” “estimates,” “plans,” “potential,” “possible,” “probable,” “believes” “seeks,” “may,” “will,” “should,” “could,” “predicts,” “projects,” “continue,” “would” or the negative of such terms or other similar expressions. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the quotation from Niagen Bioscience’s Chief Executive Officer, statements related to the Company’s 2025 financial outlook including but not limited to revenue growth, gross margin, expenses, investment plans, and the statements regarding Niagen Plus.
Risks that contribute to the uncertain nature of the forward-looking statements include: inflationary conditions and adverse economic conditions; our history of operating losses; the growth and profitability of our product sales; our ability to maintain and grow sales, marketing and distribution capabilities; changing consumer perceptions of our products; our reliance on a single or limited number of third-party suppliers; risks of conducting business in China; including unanticipated developments in and risks related to the Company’s ability to secure adequate quantities of pharmaceutical-grade Niagen in a timely manner; the Company’s ability to obtain appropriate contracts and arrangements with U.S. FDA-registered 503B outsourcing facilities required to compound and distribute pharmaceutical-grade Niagen to clinics; the Company’s ability to remain on the U.S. FDA Bulk Drug Substances Nominated for Use in Compounding Under Section 503B of the Federal Food, Drug, and Cosmetic Act Category 1 list; the Company’s ability to maintain and enforce the Company’s existing intellectual property and obtain new patents; whether the potential benefits of NRC can be further supported; further research and development and the results of clinical trials possibly being unsuccessful or insufficient to meet applicable regulatory standards or warrant continued development; the ability to enroll sufficient numbers of subjects in clinical trials; determinations made by the FDA and other governmental authorities; economic and market instability, including as a result of tariffs or trade conflicts; and the risks and uncertainties associated with our business and financial condition in general, described in our filings with the Securities and Exchange Commission (SEC), including, without limitation, our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q as filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and actual results may differ materially from those suggested by these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement and Niagen Bioscience undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

About Niagen Bioscience, Inc.:

Niagen Bioscience is a global bioscience company dedicated to healthy aging. The Niagen Bioscience team, which includes world-renowned scientists, is pioneering research on nicotinamide adenine dinucleotide (NAD+), an essential coenzyme that is a key regulator of cellular metabolism and is found in every cell of the human body. NAD+ levels in humans have been shown to decline with age, among other factors, and may be increased through supplementation with NAD+ precursors. Niagen Bioscience is the innovator behind the NAD+ precursor nicotinamide riboside chloride (“NRC” commonly referred to as “NR”), commercialized as the flagship ingredient Niagen®, available in both food and pharmaceutical grades. Nicotinamide riboside chloride and other NAD+ precursors are protected by Niagen Bioscience’s patent portfolio.

The Company delivers Niagen® as the sole or principal dietary ingredient in its consumer product line Tru Niagen® available at www.TruNiagen.com and through partnerships with global retailers and distributors. The Company also develops and commercializes proprietary-based ingredient technologies, including food-grade Niagen® and pharmaceutical-grade Niagen®, and supplies these ingredients as raw materials to the manufacturers of consumer products and U.S. FDA-registered 503B outsourcing facilities, respectively. The Company further offers natural product fine chemicals, known as phytochemicals, and related research and development services. Follow us on X (formerly Twitter) @NiagenBio and Instagram @TruNiagen and @NiagenPlus and subscribe to our latest news via our website accessible at www.NiagenBioscience.com to which Niagen Bioscience regularly posts copies of its press releases as well as additional updates and financial information about the Company.

Contacts:

Investor Relations
Ben Shamsian
Lytham Partners
+1 (646) 829-9701
Shamsian@LythamPartners.com

Media Relations
Kendall Knysch
Senior Director of Communications, Public Relations, & Partnerships
+1 (310) 388-6706 Ext. 689
Kendall.Knysch@NiagenBio.com

Niagen Bioscience, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2025	2024
(In thousands, except per share data)
Sales, net	$30,481	$22,153
Cost of sales	11,150	8,697
Gross profit	19,331	13,456
Operating expenses:
Sales and marketing	8,117	6,740
Research and development	1,258	2,095
General and administrative	5,184	5,352
Total operating expenses	14,559	14,187
Operating income (loss)	4,772	(731)

Nonoperating income:
Interest income, net	459	239

Income (loss) before provision for income taxes	5,231	(492)
Provision for income taxes	168	—
Net income (loss)	$5,063	$(492)

Net income (loss) per share attributable to common stockholders:
Basic	$0.07	$(0.01)
Diluted	$0.06	$(0.01)

Weighted average common shares outstanding:
Basic	77,810	75,230
Diluted	83,232	75,230

Niagen Bioscience, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets

(In thousands except par values, unless otherwise indicated)	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents, including restricted cash of $152 for both periods presented	$55,616	$44,660
Trade receivables, net of allowances of $102 and $95, respectively	7,052	7,768
Inventories	11,185	9,192
Prepaid expenses and other assets	2,365	2,482
Total current assets	76,218	64,102

Leasehold improvements and equipment, net	1,655	1,719
Intangible assets, net	322	359
Right-of-use assets	2,684	1,730
Other long-term assets	458	368
Total assets	$81,337	$68,278

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$10,632	$8,526
Accrued expenses	9,050	7,817
Current maturities of operating lease obligations	939	982
Current maturities of finance lease obligations	9	12
Customer deposits	207	611
Total current liabilities	20,837	17,948
Deferred revenue	2,579	2,579
Operating lease obligations, less current maturities	2,576	1,657
Total stockholders’ equity	55,345	46,094
Total liabilities and stockholders’ equity	$81,337	$68,278

Niagen Bioscience, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
(In thousands)	2025	2024
Net cash provided by / (used in):
Operating activities	$7,883	$295
Investing activities	(32)	(41)
Financing activities	3,105	(14)
Net increase in cash and cash equivalents	10,956	240
Cash and cash equivalents beginning of period	44,660	27,325
Cash and cash equivalents at end of period	$55,616	$27,565

Niagen Bioscience, Inc. and Subsidiaries
Unaudited Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) to Adjusted EBITDA
(In thousands)	Q1 2025	Q4 2024	Q3 2024	Q2 2024	Q1 2024

Net income (loss), as reported	$5,063	$7,179	$1,878	$(15)	$(492)
Adjustments:
Interest income, net	(459)	(373)	(276)	(241)	(239)
Provision for income taxes	168	305	—	—	—
Depreciation	158	151	164	170	178
Amortization of intangibles	37	38	38	37	38
Noncash lease expense	173	169	164	163	174
Share-based compensation	1,075	752	735	1,185	984
Severance and restructuring	4	(4)	185	276	27
Reversal of previously accrued royalties and license maintenance fees (1)	—	(3,521)	—	—	—
Recovery of credit losses related to legal settlement (2)	(1,325)	(1,325)	—	—	—
Adjusted EBITDA	$4,894	$3,371	$2,888	$1,575	$670
(1) The reversal of previously accrued royalties and license maintenance fees related to a supplemental agreement with Dartmouth, which waived certain obligations under the exclusive license agreements.
(2) The recovery of credit losses relates to the 2024 legal settlement with Elysium Health, LLC, paid in two installments, reversing a bad debt write-off from 2019.

Non-GAAP Financial Information:
To supplement Niagen Bioscience’s unaudited financial data presented in accordance with generally accepted accounting principles (GAAP), the Company has presented Adjusted EBITDA, a non-GAAP financial measure. Niagen Bioscience believes the presentation of this non-GAAP financial measure provides important supplemental information to management and investors and enhances the overall understanding of the Company’s historical and current financial operating performance. The Company believes disclosure of the non-GAAP financial measure has substance because the excluded expenses are infrequent in nature, are variable in nature or do not represent current cash expenditures. Further, such non-GAAP financial measure is among the indicators the Company uses as a basis for evaluating the Company’s financial performance as well as for planning and forecasting purposes. Accordingly, disclosure of this non-GAAP financial measure provides investors with the same information that management uses to understand the Company’s economic performance year-over-year.

Adjusted EBITDA is defined as net income (loss) before (a) interest, (b) provision for income taxes, (c) depreciation, (d) amortization, (e) non-cash share-based compensation costs, (f) severance and restructuring expense and (g) other infrequent items, including the reversal of previously accrued royalties and license maintenance fees, and the recovery of previously recognized credit losses from a legal settlement. While Niagen Bioscience believes that this non-GAAP financial measure provides useful supplemental information to investors, there are limitations associated with the use of such measure. This measure is not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the method of calculation. Management compensates for these limitations by relying primarily on the Company’s GAAP results and by using Adjusted EBITDA only supplementally and by reviewing the reconciliation of the non-GAAP financial measure to its most comparable GAAP financial measure.

Non-GAAP financial measures are not prepared in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company’s non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.